EX-28.d.3.a

EXHIBIT A

INVESTMENT ADVISORY AGREEMENT

BETWEEN

NATIONWIDE FUND ADVISORS AND NATIONWIDE MUTUAL FUNDS

Effective September 18, 2015

As amended September 13, 2018*

Funds of the Trust	Advisory Fees
Nationwide Emerging Markets Debt Fund	0.70% of average daily net assets

Nationwide Amundi Global High Yield Fund	0.64% on assets up to $500 million; and 0.62% on assets of $500 million and more

Nationwide Amundi Strategic Income Fund	0.56% of average daily net assets

Nationwide International Small Cap Fund	0.95% on assets up to $500 million; 0.925% on assets of $500 million and more but less than $1 billion; and 0.90% on assets of $1 billion and more

Nationwide Loomis All Cap Growth Fund	0.80% on assets up to $1 billion; and 0.775% on assets of $1 billion and more

Nationwide Long/Short Equity Fund	1.35% of average daily net assets

Nationwide Multi-Cap Portfolio	0.12% on assets up to $1.5 billion; 0.11% on assets of $1.5 billion and more but less than $3 billion; and 0.10% on assets of $3 billion and more

*	As approved at the Board of Trustees Meeting held on September 11-12, 2018.

IN WITNESS WHEREOF, the parties have executed this Amended Exhibit A on the day and year first written above.

NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President